Exhibit 99.2

Transcript of Q3 Earnings Conference Call

Conference Call Transcript

PFCB - Q3 2004 P.F. Chang’s China Bistro, Inc. Earnings Conference Call
Event Date/Time: Oct. 20. 2004 / 1:00PM ET

CORPORATE PARTICIPANTS

Kristina Cashman
P.F. Chang’s China Bistro, Inc. - CFO

Bert Vivian
P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

Russell Owens
P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

Rick Federico
P.F. Chang’s China Bistro, Inc. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Mark Kalinowski
Smith Barney Citigroup - Analyst

Matthew DiFrisco
Hasrris Nesbitt - Analyst

John Glass
CIBC World Markets - Analyst

Janice Meyer
Credit Suisse First Boston - Analyst

Tony Campbell
Dorset Management - Analyst

Ashley Woodruff
Bear Stearns - Analyst

Sharon Zackfia
William Blair & Company - Analyst

Bryan Elliott
Raymond James - Analyst

Stephen Spence
Longbow Research - Analyst

Dennis Forst
Keybanc Capital Markets/McDonald - Analyst

Dean Haskell
JMP Securities - Analyst

Eric Wold
Merriman Curhan Ford & Company - Analyst

PRESENTATION

Operator

Good morning and welcome to P.F. Chang’s third-quarter earnings release conference call. Your lines have been placed on a listen-only mode until the question-and-answer session of today’s conference. (OPERATOR

INSTRUCTIONS) Today’s conference is being recorded. If you have any objections, you may disconnect at this time. I would now like to introduce Ms. Kristina Cashman, Chief Financial Officer. Thank you. You may begin.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

Thank you and good morning, everyone, and thank you for joining us for our third-quarter conference call. With me today is Rick Federico, our Chairman and CEO; Bert Vivian, President of P.F. Chang’s China Bistro; and Russell Owens, President of Pei Wei Asian Diner.

In today’s call, we will summarize the results for our third quarter and we will provide our latest thoughts on the balance of 2004, as well as our estimates for 2005 revenue and earnings growth. After we have finished our formal remarks, we will open up the call to address any questions that you might have.

Let’s first get some of the routine items out of the way, with a few comments regarding the nature of information we will be discussing on this call. The majority of this call deals with forward-looking information. The accuracy of this information is subject to a number of risks and uncertainties that may cause our actual results to differ from our expectations. A more complete discussion of these risks and uncertainties can be found in our periodic filings with the SEC.

With that behind us, let’s talk about the third quarter. As we reported this morning, our revenues ended up at $174 million, a 29 percent increase over the third quarter of 2003. Sales in our Bistro units accounted for 149.8 million of the total, while sales at our Pei Wei units accounted for 24.2 million of the total.

We should point out that, beginning this quarter, we have reclassified certain of our restaurant operating costs relating to complimentary meals and employee meals from operating expenses to revenues. Per discussions with our external auditors it was determined that these types of cost would be more appropriately reflected in the financial statements as contra (ph) revenue amounts.

While not entirely consistent throughout the restaurant industry, there has been a trend in recent years in the industry to record these costs as a reduction of revenue. While this change in geography on the income statement has no net income impact, it does affect our percent of sales calculation, as well as our average weekly sales calculation. Thus, for comparability purposes, we have provided our results for the first two quarters of 2004 and all of 2003 with the reclassification in the release that went out this morning.

We’re hopeful that the additional information we have provided helps for comparability purposes. But we also understand that may be somewhat confusing as you are trying to compare actual versus forecasted results, so we do apologize in advance for that.

At quarter end, 84 of our Bistros have been open for at least 18 months, or 78 percent of our system. We had previously reported that our comp store sales at the Bistro were up 3.3 percent in the third quarter. With the reclassification I just mentioned, comp store sales at the Bistro were adjusted up slightly for the quarter to 3.6 percent. We also had 21 of our Pei Wei units open for at least 18 months as of the end of the quarter, which is about 45 percent of the Pei Wei universe. Those comp stores were up 1.0 percent for the quarter, down slightly from our previously reported number of 1.2 percent.

Of the 3.6 percent increase in comp store sales at the Bistro, approximately 1 percent was the result of a price increase implemented at the beginning of the second quarter of 2004, with the balance coming from an increase in guest traffic at our restaurants. Given our solid comp store sales growth at the Bistro for the quarter, as well as continued strong performance from our new unit openings, we exceeded our Bistro revenue forecast for the quarter by about $1 million.

Pei Wei’s revenue results also ended up ahead of our expectations by about $400,000. Better-than-anticipated sales volumes from our new units opened thus far in 2004 continued to be the primary driver behind Pei Wei’s better-than-planned sales performance.

During the third quarter, we opened three new Bistro as planned, including new sites in Emeryville, California, Des Moines, Iowa, and El Paso, Texas. We had noted that we would open five new Pei Weis in the third quarter, but actually opened three. Our three new Pei Wei sites were located in Addison, Texas, Roseville, California, and Houston, Texas. The other two sites actually opened on September 27th, one day after the end of our third quarter. Those two sites were located in San Antonio, Texas, as well as my hometown, Clear Lake, Texas.

Now let’s talk about profitability for the third quarter. We had anticipated that our restaurant level margins at the Bistro would improve sequentially but still be down on a year-over-year basis. As it turns out, our Bistro margins came in well above our expectations, due almost entirely to better labor management by our Bistro operators, as well as lower-than-anticipated health insurance claims costs as we moved through the year.

On a year-over-year basis, our operators were able to drive improvement in both back-of-the-house and front-of-the-house labor costs, as well as achieving leverage on management salary costs, which helped to offset our year-over-year increases in insurance costs.

From a cost of sales standpoint at the Bistro, we were roughly flat as compared to the second quarter of this year and down slightly from this time last year. If you recall, it was during the third quarter of last year that we began to see significant increases in our commodity costs. On a year-over-year basis, our seafood, poultry and produce costs are down, but were partially offset by higher meat, rice and oil costs.

Operating costs at the Bistro were up slightly, both sequentially and year-over-year, due primarily to higher utility costs, while occupancy costs were roughly flat, both sequentially and year-over-year, as expected. All of this netted to roughly $1.5 million more in restaurant level profits at the Bistro than we had forecast.

As for our Pei Wei restaurant level results, we ended up about $200,000 shy of our expectations for the quarter, due primarily to higher-than-planned operating costs resulting from higher-than-expected repair and maintenance costs and higher utility costs. As was the case with the Bistro, we saw cost of sales at Pei Wei roughly flat sequentially, but down year-over-year, due to the same reasons I noted earlier for the Bistro, as well as the fact that Pei Wei has a more mature store base with less inefficiencies this year compared to last year. Labor costs at Pei Wei were roughly flat, both sequentially and year-over-year, as expected. Operating cost were up both sequentially and year-over-year, due primarily to higher repair and maintenance costs and higher utility costs, while occupancy costs were flat sequentially and year-over-year, as expected.

Now let’s talk about other costs for the quarter. Our G&A costs ended up at $8.9 million for the quarter, $500,000 above our forecast, due primarily to higher incentive-based accruals, given the strong performance in our Bistro results for the quarter. As we have discussed before, pre-opening cost at the Bistro is an area that we wanted to improve upon in 2004. Nine months into the year, we continue to have success in our efforts to bring down our average pre-opening cost per Bistro from what we experienced in 2003, and as such, our pre-opening cost for the quarter ended up about $350,000 below plan at the Bistro.

As for the remaining line items in the third quarter, our depreciation and amortization expense ended up just slightly above where we had anticipated it would, at 6.5 million. Partner investment expense was about 1.7 million, as expected. Other income was minimal, as expected, and minority interest expense was slightly above our forecast at $2.6 million given our better-than-planned Bistro results. Our tax rate was 31.5 percent, as expected.

In summary, our solid sales performance at both the Bistro and Pei Wei, as well as the improvement in labor costs at the Bistro, resulted in a very solid quarter for us.

As far as our balance sheet goes, we ended the quarter with about $52 million in cash. Our total CapEx for the quarter was 27.9 million and our debt balance was minimal. Our capital expenditures for the quarter included the purchase of a building in Scottsdale, Arizona for about $9 million, which will become the new home of our ever-growing support team. We currently lease office space in Scottsdale, but have once again outgrown our space. We will be preparing our new space for occupancy to coincide with the expiration of our current lease next summer. Our new home should give us that flexibility we need to accommodate our continued growth for some time into the future.

Now let’s talk about our thoughts for the balance of the year. Our development plans for 2004 have not changed significantly from our last forecast which we presented. We have reduced the number of new Bistro units in 2004 from 18 to 17 to reflect the shift by a few weeks of one new store opening, while Pei Wei’s new unit development has not changed from the 20 new units we talked about last quarter.

Through the first three weeks of this quarter, our comp store sales at the Bistro are up 2.8 percent, and Pei Wei comp store sales are up 2.6 percent. Other than tweaking the number of store weeks down slightly for the Bistro to reflect a small shift in fourth-quarter new store openings, which resulted in us taking the Bistro’s fourth-quarter revenues down by about $500,000, we have not modified our thoughts on fourth-quarter revenues.

We will be implementing a roughly 1 percent price increase at the Bistro during the fourth quarter. However, it will be rolled out throughout the quarter in conjunction with a new beverage program, rather than going into effect in all stores at the same time. Therefore, we would estimate that the impact on fourth-quarter revenues would be something less than 1/2 of 1 percent.

Given our stronger-than-expected restaurant operating profits at the Bistro this quarter, we have increased our expectations for Bistro restaurant level margins in the fourth quarter by about 20 basis points.

As for other costs in the fourth quarter, we have slightly increased pre-opening costs at the Bistro to reflect the shift in the opening date of the one Bistro unit, and we had made a few other minor tweaks in other line items to reflect more current trends. Net-net, our earnings expectations for the fourth quarter have not changed from our previous thoughts. Thus, given our better-than-expected results for the third quarter, and including the one additional week we will have in 2004, we expect revenues for the year to be about $705 million, a 30 percent increase over 2003, and net income before special charges of 34.6 million, a 34 percent increase over 2003, equating to EPS of $1.30.

Looking at our balance sheet for the year, our CapEx for 2004 should be around $75 million, which includes the purchase of our new office space that I mentioned earlier. Our CapEx for the year will end up being funded in large part by cash flows from operations, leaving us with an anticipated cash balance at the end of this year of just under $50 million and virtually no debt.

Our thoughts on 2005 have not changed from last quarter. We should again remind everyone that fiscal 2005 will be a standard 52-week year for us versus the 53-week year we are having in 2004. Therefore, the year-over-year comparisons we have talked about are not entirely apples-to-apples, but they are meant to provide a rough idea of our thoughts for next year, particularly as it relates to our new unit development for both concepts.

As we noted in our press release this morning, we continue to expect to open 16 to 18 new Bistro units and 26 to 28 new Pei Wei units in 2005. The new Bistro units will be fairly evenly spread between new and existing markets. Pei Wei will continue to further develop the market we are currently in, as well as adding between six and eight new markets in 2005. We expect to grow our existing Bistro and Pei Wei businesses by about 1 to 2 percent next year, which, when coupled with new unit development, translates into revenue and earnings growth of about 20 percent over fiscal 2004. Our CapEx for 2005 should be around $73 million, which should be funded primarily by cash flow from operations.

We will provide our detailed thoughts on 2005 by quarter in our fourth-quarter earnings release. We will release our fourth-quarter revenue results on January 5th, 2005, and our fourth-quarter earnings results on February 16th. That concludes our formal remarks, so at this time we will open up the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Mark Kalinowski. And please state your company name.

Mark Kalinowski - Smith Barney Citigroup - Analyst

Smith Barney. Just a few quick things to ask about. First, on that earnings release date, I just wanted to make sure I heard that correctly. Was that February 15 or February 16th?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

February 16th, Mark.

Mark Kalinowski - Smith Barney Citigroup - Analyst

16th - excellent. Two additional things. First, it looks like P. F. Chang’s the Bistro same-store sales trends in August and September were kind of the opposite of what happened in the casual dining industry in general. Just wondering if you could clarify why you think or if you can explain what went on there. Second, just curious on getting some color on the outlook for various commodity costs, in particular looking at seafood and shrimp costs going forward. Thanks.

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

With respect to our sales through the quarter, vis-a-vis other casual diners, we and others have been talking ad nauseam about the nature of the consumer this year and some of the strange things that we’ve seen throughout the year. I wish I had the answer. I really can’t answer your question as to why we may be different than the group as a whole. If anyone out there has the answer, I’d love to talk to them.

Mark Kalinowski - Smith Barney Citigroup - Analyst

That’s fair enough (multiple speakers).

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

The consumer certainly has been acting a little bit different this year than it has in the past.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

And your second question, Mark, you were asking about our outlook on commodities. I’d say really no different than what we have been saying, is that for the balance of this year, we expect to continue to see cost of sales running close to what we have been. As far as looking out into ‘05, we do think we are going to get some relief on some fronts. Shrimp should be slightly down for us. Rice should be down a little for us, and poultry looks to be down a little for us.

On the other hand, meat is going to be up for us. So net-net, we believe that looking out into ‘05, we shouldn’t see anything significantly different from where - our cost of sales standpoint from where we are now. If we are fortunate, we are down slightly, but net-net we think we will be roughly about where we are at right now.

Mark Kalinowski - Smith Barney Citigroup - Analyst

Sounds good, thanks.

Operator

Matthew DiFrisco.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

Harris Nesbitt. Looking at the Pei Wei concept, there seems to be a nice positive trend on the average weekly sales of the 2004 stores, the average weekly volume. How much is that a honeymoon period in the third quarter, the 40.9 - or the 40,985 average, with the sales number being higher than the ‘03 class. How much is that a honeymoon and how much is that something that might be indicative of more of the new store productivity, and maybe a better outlook for stabilized, maybe even growing, average weekly sales going forward?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

We have had a couple instances in mature markets where we’ve seen a honeymoon curve, but generally speaking, we don’t experience that at this stage of our brand. Most restaurants we’ve (ph) opened up below where they’re running today and built nicely over time or opened up right about where they are running today. So I think that number is a representative number of the stores we’ve opened and what sort of a baseline trend we should expect to continue.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

Also, just on Pei Wei, with regards to some of the pressures that you saw with utilities and repairs, I would presume that those repairs are somewhat one-time in nature or is that somewhat of a - looking at ‘05 to model out. Are those some things that we should encounter also, maybe higher levels of that?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

I think most of them were sort of one-time in nature or maybe a little bit of catch-up. And we will have some ongoing repairs, and we are starting to have restaurants that are a few years old. But at our growth rate, we are still obviously going to have a lot more new restaurants than older restaurants.

Utility cost is something that will be ongoing for sure, but the R&Ms will sort of have peaks and valleys, and there will be some. We have hired a facilities management person to implement a process to probably better maintain our restaurants as we go forward, and review all of our maintenance contracts and make sure we are doing the right long-term thing. So there will be some more predictable costs in the future. But I think a lot of it we saw this quarter was some catch-up and one time.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

Lastly, can you just update us on the average check at both concepts in the quarter?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

At the Bistro, we continue to run somewhere between 17 and $18 on a blended basis. On a year-over-year basis, if you look at it, we are up about - I would say about 1 to 1.5 percent on a PPA basis.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

We really haven’t seen much change in the average check transaction at Pei Wei year-over-year or quarter-to-quarter. We are running between 8 and $9 dollars per person and transaction size is $15 and change.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

Any change in the breakout of in-store versus to-go at Pei Wei?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

We are running just at 39 to 40 percent take-away versus dine-in, which is consistent.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

Thank you.

Operator

John Glass.

John Glass - CIBC World Markets - Analyst

CIBC. Can you just describe in a little more detail those labor-savings initiatives at the Bistro. It seems to have arrested a decline in Bistro margins year-over-year that occurred in the first couple of quarters. And then maybe how much of those savings persist into the fourth quarter and beyond?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

There aren’t any initiatives per se in the third quarter. To a large degree, focusing on labor is the key to managing your labor, and it has to do with focusing on the details of the day-to-day business. I think our team did a very good job in the third quarter improving across all categories, all of our labor categories - again, picking up pennies and nickels at this point.

And again, things worked in our favor. If they did a good job, we saw some fairly significant sequential improvement. But if you look at it on a year-over-year basis, I think we saw modest improvement year-over-year. The focus that we had in the third quarter in labor, I would expect it would continue into the fourth, and we will see how all of that shakes out. We’re not doing anything differently. There certainly haven’t been any structural changes in terms of how we are managing (indiscernible).

John Glass - CIBC World Markets - Analyst

On your new space that you are adding next year, for overhead or for corporate, does that sort of foretell greater headcount expectations in ‘05 at the corporate level or is it just building and add them later on?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

We continue to add headcount here at the support office, John. And so we will continue to do that at the same pace as we have to make sure we are properly supporting our restaurants.

John Glass - CIBC World Markets - Analyst

So G&A doesn’t necessarily go up as a percentage of sales in ‘05, or do you think it might?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

No. In fact, as we have said before, we continue to think we should be able to leverage our G&A costs on a go-forward basis. But this is just to accommodate, even though we are leveraging our G&A, we are still adding folks here at the office.

John Glass - CIBC World Markets - Analyst

Thank you.

Operator

Janice Meyer.

Janice Meyer - Credit Suisse First Boston - Analyst

It’s Credit Suisse. Most - maybe not most, but many restaurant companies that start out as one concept go to multiple concepts, including your alma mater, (indiscernible). I was just wondering if you could talk a little philosophically about your approach to adding concepts - how many do you think is enough, or too many to have at one particular time. You know, how many do you think you need to have in the development stage versus a more mature stage. What are your thoughts on acquisitions versus internally generated ideas, those types of issues?

Rick Federico - P.F. Chang’s China Bistro, Inc. - Chairman, CEO

I’ll start, and if anybody else wants to jump in, they can do so. We continue to believe that our opportunity rests in Asian. We see significant increases in popularity across the Asian cuisines, in Japanese and Thai and Chinese still is indicated as a favorite amongst most consumers. We see incredible strength and popularity, and young diners ages 8 to 14 have highlighted Chinese as their absolute favorite and that Japanese has now supplanted Italian as one of their most favorite products.

So we believe we have the intellectual capital within the organization and we have the cash resources, as well as the desire to stay in Asian, to take advantage of some of the emerging trends.

If you look back at our decision on developing Pei Wei, I think when we first announced it, there was probably a little bit of chatter that it was a little premature. But the development of Pei Wei was designed to do a couple of things for us. One, it was to keep us from trying to turn the Bistro into all things for all people just to continue to fuel growth. It also attacked, I think, a void in the marketplace in terms of the take-away business and that quicker sort of casual experience. And we knew by getting started a little bit earlier, we could answer some of the questions without the pressure to grow the business, and then be able to make the right decisions to go forward. And that has proven to work, I think, fairly well for us.

And I think that will be sort of our approach as we go forward. We believe we have plenty of horsepower in the two very well-positioned brands that we have, but we are also somewhat opportunistic, and we believe there are other opportunities and, as we’ve mentioned, we are exploring those internally. And so we do believe we have the capital and the human resources in order to do some internally developed work. But if there was the right opportunity with the right organization and it fit our objectives, we would not at all be opposed to some type of an acquisition or partnership.

Janice Meyer - Credit Suisse First Boston - Analyst

Is it fair to say, just to paraphrase what you’ve just mentioned, that much as you did with Pei Wei, you would prefer to start early and focus on one emerging concept at a time, as opposed to maybe adding two or three emerging concepts and then see which one is the one that wins out?

Rick Federico - P.F. Chang’s China Bistro, Inc. - Chairman, CEO

I think our preference would probably be to do a single, to be able to massage that and make some decisions or assessments from both the consumer as well as the financial perspective. If you happen to make a mistake in that environment, you can make a fast mistake and get on with life. My sense is that if we had three or four of those going on, we probably wouldn’t be doing any of them a service.

Janice Meyer - Credit Suisse First Boston - Analyst

Thanks.

Operator

Tony Campbell (ph).

Tony Campbell - Dorset Management - Analyst

Dorset Management. Congratulations on your numbers. I have two questions if I might. You guys have done a fabulous job of containing your costs for your food. I wondered do you have any forward contracts, have you locked in pricing for ‘05? And my second question relates to this year, if I might. I noted that something unusual this time around is that Christmas occurs on a Saturday. Do you expect that to have much impact on your results?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

I will answer the first question on the commodities. A good portion of our commodities are locked in through the balance of this year. And so there is a good portion that we will be renegotiating at the beginning of next year. We do have some items, however, that we have locked in into ‘05, shrimp being a perfect example of that; that is one of our large commodities and we have most of our shrimp locked up for ‘05.

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

Certainly with respect to the Bistro business and Christmas being on Saturday, all things being equal, that is not a positive on a year-over-year basis. Moving the holiday to our busier portion of our week, my guess is, will cost us a little bit on the year-over-year basis.

Tony Campbell - Dorset Management - Analyst

Thank you very much.

Operator

Ashley Woodruff (ph).

Ashley Woodruff - Bear Stearns - Analyst

Bear Stearns. Could you elaborate - you mentioned a new beverage program at the Bistro that you’re rolling out and you will take the price increase at the same time. Could you elaborate on what you are changing and what you are trying to accomplish with this program?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

Sure, Ashley. What we are trying to accomplish is the same thing we do every year at the Bistro, which is to improve our game, and to improve the execution of our product as well as the entire guest experience. Our new beverage program is in line with that. We spent some time and effort putting together a new offering of cocktails. We are principally focused on the spirit section of our beverage menu.

We have come up with a great list of new cocktails that we’re now currently rolling out across our system. We are spending a little bit of time retraining folks in our system, so it’s not without its cost. But nonetheless, I think what it does is it continues to improve the Bistro’s game, and I’m hopeful that our guests will appreciate that on a go-forward basis.

We are rolling out a new menu along with that beverage program during the quarter. There is a little bit of price in that menu, as Kristina mentioned. It’s a soft roll; it’s going to be in place by the end of the quarter, so my guess is of that 1 percent price increase, we may get a quarter of a point or maybe as much as half a point this quarter. Included in that new menu is a couple new menu offerings. As we typically do, we introduce new items to the menu and those will be included in this new menu.

Ashley Woodruff - Bear Stearns - Analyst

Thanks. Are you trying to push the alcohol mix up at the tables or is it just trying to upgrade the experience for your customer?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

We are simply just trying to raise the experience for our guest. We spend a great deal of time with our wine program and almost to the detriment of our other beverage offerings. So we are simply leveling the playing field, if you will, in our restaurant and spending a little bit of time and focus on the spirit section. We’re not necessarily trying to drive more business. We just want to make sure that when guest orders a cocktail, they get a fabulous cocktail. If you look at our liquor business on a year-over-year basis, it really haven’t changed as a percentage of sales, and I really don’t expect that to change as we move forward.

Ashley Woodruff - Bear Stearns - Analyst

Thank you.

Operator

Sharon Zackfia.

Sharon Zackfia - William Blair & Company - Analyst

William Blair. I wanted to follow up on the labor question that was asked earlier on the Bistro. I guess you got good leverage and you have the health plan working against you, and also had to see some inefficiencies, I would’ve thought, from the hurricanes in the Southeast. If you could help us think about could you get labor back into the 30, 31 percent range at the Bistro over time? And then I guess secondly, if Kristina, you could quantify maybe more specifically the impact of utilities at both the Bistro and Pei Wei?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

I think the key to labor, at least with our concept, is the right amount of labor. I think by and large, we have the right amount of labor in our system to provide a quality guest experience. Now, when it comes to the management of that labor, as I’ve said earlier, it really is about managing the nitty gritty details from day to day. And we are picking up pennies and nickels, not $5 and $10 dollars at a pop. So I think our team, again, has done a great job of focus there.

We are not necessarily trying to drive - we are not making structural changes to drive our labor down. I think our team did a great job of focusing on the individual components and, fortunately, everything came together for us and we had a good quarter. I’m hopeful that focus will continue into the fourth quarter and certainly into ‘05. In terms of - we do not have any programs in the system currently to drive labor down per se.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

And, Sharon, your second question about utilities. At both the Bistro and Pei Wei, that was probably about 20 basis points of impact on our restaurant level margins.

Sharon Zackfia - William Blair & Company - Analyst

At both concepts or consolidated?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

Both. So Pei Wei had about 20 basis points; Bistro saw about 20 basis points.

Sharon Zackfia - William Blair & Company - Analyst

Thanks.

Operator

Bryan Elliott.

Bryan Elliott - Raymond James - Analyst

Raymond James. Bert, you referenced earlier the sort of consumer issues that have been out there for some time now. I’m wondering if you could share with us any interesting observations, maybe, with any day part or geographic trends that you might be seeing underneath the solid overall same-store sales results.

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

I will try, Bryan. Interestingly enough, the liquor mix in our New York restaurants has gone up over the last few days. I’m not quite sure what that is all about. But I think that as we look at our business, in trying to step back from it a little bit and trying to find out where the pockets of strength and pockets of weakness are, generally speaking, we have seen strength in our system, certainly from a growth standpoint on a year-over-year basis, if you drew a line, a north-south line through Atlanta, everything east of Atlanta has been fairly strong for us this year. It’s been interesting to watch, I can’t tell you why that may be the case.

Conversely, if you looked at our bottom ten restaurants in terms of growth, there does not seem to be any geographic correlation between those ten. I can almost walk down on eight of those ten and give very specific reasons why sales year-over-year are down in those particular restaurants - or not growing as much, I should say.

So it’s been interesting to watch, as we’ve all chronicled through the course of this year. May and June was a very interesting time frame certainly for the Bistro. It seems that the tide just fell from the January/April time frame. The summer picked up begin for us. It appears that things are returning somewhat to a more normal situation now. But again, it’s been an interesting year. It’s one that has had us scratching our head a little bit. But at the end of the day, we had hoped to grow our sales 2 to 3 percent, and I think we’re right in line with that. It’s just been an interesting ride to get there.

Bryan Elliott - Raymond James - Analyst

Thank you.

Operator

Stephen Spence.

Stephen Spence - Longbow Research - Analyst

Longbow Research. I wonder if you could give us an update on the Bistro restaurants that are opening in the smaller markets. I think that you had previously said that you were very pleased with the way they had opened. And I wondered what the continued status of them was. And I wondered if you could tell me about the openings for ‘05, how many of those will be in the smaller markets?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

Sure, Stephen. With respect to some of the smaller markets that we’ve opened in the last few years, it’s been good news and bad news for us. The good news is that at this stage of our company’s life, our reputation is preceding us a little bit, and so we’ve opened to higher-than-expected volumes. The bad news is that we’ve opened to higher-than-expected volumes and it has caused quite a strain on our operations team. I tell people all the time that I would rather open restaurants at $80,000 a week than $130,000 a week, simply because I think it gives us the opportunity to put our best foot forward and to provide the guest with a great experience. No matter how well we train folks, when you open up at significantly high volumes, I get queasy, because I know that not everyone is probably getting the best experience.

Having said all that, our small market performance has been very good. As we look into next year, we are going to continue to open in, again, relatively speaking, some smaller markets. In the fourth quarter of this year, Kristina mentioned that we have dropped our development down one unit. That generally is with respect to an opening in Oklahoma City in this year. We may not; we have had some weather issues, and I think the landlord is having some difficulty getting some of the surrounding work done. So it may open this year; it may not. But I expect that we will have a good opening in Oklahoma City.

Moving into next year, we’re going to open up in Baton Rouge, Louisville, Little Rock - other small markets - Jacksonville - I don’t know if you consider that a small market or not. So there is a smattering of those. The expectation is that we will do a good job there.

Stephen Spence - Longbow Research - Analyst

Terrific. Thank you.

Operator

Dennis Forst - Keybanc Capital Markets/McDonald - Analyst

Dennis Forst - Keybanc Capital Markets/McDonald - Analyst

Key McDonald. Good aft - well, I guess it’s afternoon somewhere. I wanted to get an idea if you folks have conceptualized maybe the impact of the passage of Prop 72 in California. If that were to come to pass, you have a fair number of restaurants in California, so have you given that much thought?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

Dennis, this is Bert. It’s a conceptual bad dream for us. I’m hopeful that the good people of California will wake up that morning and vote the right way. It is certainly not a positive for our business; I don’t think it’s a positive for anyone in retail in California. And beyond that, I don’t think we’ll even spend time commenting until after the fact.

Dennis Forst - Keybanc Capital Markets/McDonald - Analyst

Okay. I did want to just ask for a clarification. Kristina had said, I think, next year Pei Wei’s going to open in six to eight new markets - or is that six to eight restaurants in new markets?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

That is six to eight new markets.

Dennis Forst - Keybanc Capital Markets/McDonald - Analyst

Really? Can you name some of those?

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

Minneapolis, Baltimore, South Florida, Fort Lauderdale, Orlando, College Station Texas.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

It’s a small market, but it’s a new market.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

We finally found a market we are going to get way out in front of the Bistro. And about half our openings are in those kinds of markets. So of the 26 to 28, half of them will be in new markets.

Dennis Forst - Keybanc Capital Markets/McDonald - Analyst

They will be? Okay, good. Thanks a lot.

Operator

Matthew DiFrisco.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

Harris Nesbitt again. Question regarding your growth and beyond ‘05, I guess, just conceptually. You have talked about Pei Wei potentially being something maybe - I guess the impression is that it could be five times the size of the Bistro, at least five Pei Weis per Bistro in a market. Are we now getting to the point where consistently we are going to see a meaningful more amount of your capital and CapEx being put towards the Pei Wei brand and a diminishing amount of Bistros, maybe even straight-lining Bistro openings - high teens maybe might be the high mark where you could open that, and pulling out the Pei Wei brand to be more of your growth going forward on an increasing basis — maybe even 5 to 1 as far as capital deployment?

Rick Federico - P.F. Chang’s China Bistro, Inc. - Chairman, CEO

Philosophically, Matt, we have maintained a fairly constant development strategy around the Bistro, primarily because it has allowed us to focus on both ends of the equation. It’s kept the organization focused on the existing businesses, as well as creating, I think, reasonable growth around the Bistro side of the equation. I think Bert would echo. We don’t see any plans right now that would change that number aggressively one direction or the other.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

And (indiscernible) to Pei Wei, I think consistent with our past position, we will keep increasing the number of Pei Weis we open annually. That won’t be an ever-increasing number; it will be a number that at some point we reach where we think the optimum pace is, and we too will settle into that. We haven’t gotten there yet, and as can see in our past, we tend to increase each year and I would expect that to continue for some time.

Unidentified Company Representative

I would throw one caution to the comment. I think we have been consistent in saying we felt the universe for Pei Wei was somewhere between 3 and 5 as related to the Bistros, and that the wild card to get to 5 would be a success in markets like Waco or College Station. So it is yet to be determined whether we are at the high or low end of that range.

Rick Federico - P.F. Chang’s China Bistro, Inc. - Chairman, CEO

The other piece to remember, Matt, is that it costs us about $750,000 cash to open a Pei Wei, and probably three times that, if not more at this point, to open a Bistro. So while the unit members may be 3-5/1, the Bistro tends to eat up a little bit more capital.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

To follow on to that, have you done a feasibility study or are you closer to maybe even thinking of potentially franchising this in select markets - Pei Wei?

Rick Federico - P.F. Chang’s China Bistro, Inc. - Chairman, CEO

No. Not part of the current plan.

Matthew DiFrisco - Hasrris Nesbitt - Analyst

Thank you.

Operator

(OPERATOR INSTRUCTIONS) Dean Haskell.

Dean Haskell - JMP Securities - Analyst

Good morning. Dean Haskell, JMP Securities. Congratulations on a great quarter, everyone. My question comes down to the G&A number. This year, it looks like you are going to grow G&A about 19 percent. In ‘02, you grew at - excuse me, ‘03, looks like you grew it at about 40 percent over ‘02. With the ‘05 movement of offices, do you expect any savings on G&A, with the change in office space in addition to the moving costs, etc. What are the expectations there?

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

There may be a little bit of savings, because obviously we are leasing space now and we purchased the building. But as far as G&A as a whole goes, as we have said before, we do continue - for both of our concepts, we expect to be able to leverage G&A from where we are at today.

Dean Haskell - JMP Securities - Analyst

By the way, we are all voting no on 72 out here.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

Thank you. We need more of those votes.

Operator

Eric Wold.

Eric Wold - Merriman Curhan Ford & Company - Analyst

Merriman Curhan Ford. Good afternoon. I’m not sure if you covered this; I came in a little bit late. But just maybe hit on your thoughts on what you’re seeing with construction costs for both units. And it kind of sounded like you’ve hinted on it in the last question for both Pei Wei and Bistro going into ‘05, versus what you have seen this year and last year. And then also competition on leases, see any changes there?

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

Constructions costs at the Bistro, due principally to steel and concrete, are probably up 10 percent or so this year in total. Right now I don’t see that abating anytime soon. So my guess is we are going to carry those higher costs as we move into ‘05.

Russell Owens - P.F. Chang’s China Bistro, Inc. - EVP, President-Pei Wei Asian Diner

Same thing in Pei Wei.

Eric Wold - Merriman Curhan Ford & Company - Analyst

And then on the leases, I know hearing a little anecdotal out there (ph) that obviously people are getting more and more aggressive with some of the key sites. Maybe what you see; I don’t know if you’re even considered competition from some of the guys. You will probably get priority over them. But kind of what you have seen in terms of some people getting aggressive and what they’re willing to pay for certain sites.

Bert Vivian - P.F. Chang’s China Bistro, Inc. - President-P.F. Chang’s China Bistro

At the Bistro, our development schedule is basically complete for the ‘05 year. We are well along in terms of ‘06. One of the reasons that we have chosen to open 16 to 18 restaurants a year is that it allows us to stay ahead of the game and allows us to say no to deals. Actually, we say no more than we say yes. We have tried to drive better deals as the concept has matured. I think that’s been reflected in our occupancy costs. Is it getting more competitive out there? Absolutely, there is no question.

Eric Wold - Merriman Curhan Ford & Company - Analyst

Perfect. Thanks, guys.

Operator

At this time, I show no further questions.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. - CFO

Thank you very much. We will talk next quarter. Thank you, everyone.